SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SUPERIOR ENERGY SERVICES, INC.

Pursuant to the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (“Delaware Law”), Superior Energy Services, Inc., a corporation organized under the laws of the State of Delaware, as amended (the “Corporation”), does hereby certify that:

FIRST: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 29, 2021 under the name “Superior NewCo, Inc.”. The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 2, 2021 under the name “Superior NewCo, Inc.”, and a further Certificate of Amendment to such Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 2, 2021 under the name “Superior NewCo, Inc.” to change the Corporation’s name to Superior Energy Services, Inc. (as so amended and amended and restated, the “Original Certificate of Incorporation”).

SECOND: This Second Amended and Restated Certificate of Incorporation of the Corporation (the “Amended and Restated Certificate of Incorporation”) has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of Delaware Law and hereby amends and restates the Original Certificate of Incorporation in its entirety. The Amended and Restated Certificate of Incorporation shall become effective upon filing with the Secretary of State of the State of Delaware.

THIRD: The Amended and Restated Certificate of Incorporation of the Corporation shall, at the effective time, read as follows:

Article 1.

NAME

The name of the Corporation is Superior Energy Services, Inc.

Article 2.

REGISTERED OFFICE AND AGENT

The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

Article 3.

PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under Delaware Law.

Article 4.

CAPITAL STOCK
(A)
Authorized Shares
(1)
Classes of Stock. The total number of shares of all classes of stock that the Corporation is authorized to issue is 54,000,000 consisting of:
(i)
52,000,000 shares of Class A Common Stock, par value $0.01 per share (the “Common Stock”); and
(ii)
2,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).
(2)
Preferred Stock. The Board of Directors of the Corporation (the “Board of Directors”) is hereby empowered, without any action or vote by the Corporation’s stockholders, to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by Delaware Law.
(3)
Reclassification. Immediately upon the effectiveness (the “Effective Time”) of this Amended and Restated Certificate of Incorporation, each share of the Corporation’s Class B Common Stock, par value $0.01 per share, issued and outstanding or held as treasury stock immediately prior to the Effective Time, shall automatically and without any action on the part of the holder thereof or the Corporation be reclassified as and become one share of Common Stock. Any stock certificate that immediately prior to the Effective Time represented shares of the Corporation’s Class B Common Stock shall from and after the Effective Time be deemed to represent shares of Common Stock, without the need for surrender or exchange thereof or, if such shares are registered in book-entry form immediately prior to the Effective Time, such shares shall from and after the Effective Time be deemed to be registered in book entry form as that number of shares of Common Stock into which such shares of the Corporation’s Class B Common Stock shall have been reclassified pursuant to this Amended and Restated Certificate of Incorporation.
(B)
Voting Rights
(1)
Each share of Common Stock shall entitle the record holder thereof to one vote on all matters on which stockholders generally are entitled to vote.
(2)
Except as otherwise required in this Amended and Restated Certificate of Incorporation, the Stockholders Agreement or by applicable law, the holders of Common Stock shall vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of Preferred Stock). As used herein, “Stockholders Agreement” means that certain Stockholders Agreement, as may be amended, modified, supplemented or amended and restated from time to time, by and among the Corporation and the other parties thereto entered into as of February 2, 2021.

(3)
Except as otherwise required by law or the Stockholders Agreement, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to the Preferred Stock) that relates solely to the terms of the Preferred Stock if the holders of the Preferred Stock are entitled to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to the Preferred Stock) or pursuant to Delaware Law as currently in effect or as the same may hereafter be amended; provided, that any such amendment that would be adverse to the holders of Common Stock shall also require the approval of holders of at least a majority of the outstanding shares of Common Stock.
(C)
Dividends

Subject to applicable law and the rights of the holders of the Preferred Stock (if applicable), dividends may be declared and paid on the Common Stock out of the assets of the Corporation that are by law available therefor, at such times and in such amounts as the Board of Directors in its discretion shall determine. Any dividends declared by the Board of Directors to the holders of the then-outstanding Common Stock shall be paid to the holders thereof pro rata in accordance with the number of shares of Common Stock held by each such holder as of the record date of such dividend.

(D)
Dissolution, Distributions Upon Liquidation or Winding Up

Subject to applicable law, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of the Preferred Stock shall be entitled, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Common Stock held by each such stockholder. A consolidation, reorganization or merger of the Corporation with any other Person or Persons, or a sale of all or substantially all of the assets of the Corporation, shall not be considered to be a dissolution, liquidation or winding up of the Corporation within the meaning of this Article 4(D). As used in this Amended and Restated Certificate of Incorporation, “Person” means an individual or entity, including any partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, unincorporated organization or governmental authority (or any department, agency or political subdivision thereof).

Article 5.

BYLAWS

The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”).

The stockholders may, without the approval of the Board of Directors, adopt, amend or repeal the Bylaws with the affirmative vote of the holders of not less than a majority of the voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

Article 6.

BOARD OF DIRECTORS
(A)
Power of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
(B)
Number of Directors. Subject to the terms of the Stockholders Agreement, the number of directors which shall constitute the Board of Directors shall, as of the Effective Time, be seven and, thereafter, shall be fixed exclusively by one or more resolutions adopted from time to time solely by the Board of Directors. A majority of the Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors and, except as otherwise expressly required by law, by the Stockholders Agreement or by this Amended and Restated Certificate of Incorporation, the act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors.
(C)
Election of Directors.
(1)
Each director shall serve for a term ending on the date of the next annual meeting of stockholders. Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, retirement, resignation, disqualification or removal. In no event will a decrease in the number of directors shorten the term of any incumbent director.
(2)
There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the Bylaws so provide.
(D)
Vacancies. Subject to the terms of the Stockholders Agreement, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. If there are no directors in office, then an election of directors may be held in accordance with Delaware Law. Subject to the terms of the Stockholders Agreement, when one or more directors shall resign from the Board of Directors effective as of a future date, a majority of the directors then in office shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in the filling of other vacancies. Notwithstanding the foregoing, but subject to the terms of the Stockholders Agreement, vacancies on the Board of Directors resulting from removal of any director by the holders of Common Stock shall be filled by the holders of Common Stock, acting at the same special meeting at which such director is removed (or, in the event the removal occurs by written consent, acting by written consent at the same time such director is removed).
(E)
Chairman of the Board of Directors. Subject to the terms of the Stockholders Agreement, the Board of Directors shall elect one of its members as chairman, as selected from time to time by a majority of the Board of Directors excluding the proposed chairman (the “Chairman of the Board”).

Article 7.

MEETINGS OF STOCKHOLDERS
(A)
Annual Meetings. Unless directors are elected by written consent in lieu of an annual meeting as permitted by Delaware Law, an annual meeting of stockholders shall be held for the election of directors and to transact such other business as may properly be brought before the meeting.
(B)
Special Meetings. Special meetings of stockholders may be called by the Board of Directors or the Chairman of the Board and shall be called by the Secretary at the request in writing of holders of record of at least 10% of the voting power of the outstanding capital stock of the Corporation entitled to vote on the matter or matters to be brought before the proposed special meeting. Such request shall state the purpose or purposes of the proposed meeting.
Article 8.

STOCKHOLDER ACTION BY WRITTEN CONSENT

Subject to the rights of the holders of any Preferred Stock then outstanding as may be provided in any certificate of designations relating to such Preferred Stock, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with Section 228 of Delaware Law.

No written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the first consent delivered in the manner required by this Article 8 and Delaware Law to the Corporation, written consents signed by a sufficient number of holders to take action are delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders as of the record date for the action by consent who have not consented in writing and who would have been entitled to notice of the meeting if the action had been taken at a meeting and the record date for the notice of the meeting were the record date for the action by consent.

Article 9.

LIMITATION OF LIABILITY; INDEMNIFICATION
(A)
Limited Liability. A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, to the fullest extent permitted by Delaware Law. Any repeal or amendment or modification of this Article 9(A), or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article 9(A), will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide a broader limitation on a retroactive basis than permitted prior thereto), and will not adversely affect any limitation on the personal liability of any director or officer of the Corporation at the time of such repeal or amendment or modification or adoption of such inconsistent provision to the extent relating to prior acts or omissions.
(B)
Right to Indemnification.
(1)
Each Person (and the heirs, executors or administrators of such Person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such Person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise (an “Indemnitee”), shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this Article 9 shall also include the right to be paid by the Corporation the expenses and costs (including attorneys’ fees) actually and reasonably incurred by any Indemnitee in defending or otherwise participating in any such proceeding and any appeal therefrom to the fullest extent authorized by Delaware Law; provided, however, if required by Delaware Law, such payment of expenses and costs in advance of the final disposition of the proceeding shall be made only upon receipt by the Corporation of an undertaking by or on behalf of such Indemnitee to repay all amounts advanced if it should be ultimately determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under this Article 9 or otherwise.
(2)
The right to indemnification conferred in this Article 9 shall be a contract right between the Corporation and each Indemnitee and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent, or if the relevant provisions of Delaware Law or other applicable law cease to be in effect. Such contract right shall vest for each Indemnitee who is a director, officer, employee or agent at the time such Person is elected or appointed to such position, and no repeal or modification of this Article 9 or any such law shall affect any such vested rights or obligations then existing with respect to any state of facts or proceeding arising after such election or appointment and prior to such repeal or modification.
(3)
The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.
(C)
Insurance. The Corporation may purchase and maintain insurance on behalf of any Person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such Person in any such capacity or arising out of such Person’s status as such, whether or not the Corporation would have the power to indemnify such Person against such liability under Delaware Law or this Article 9.

(D)
Nonexclusivity of Rights. The rights and authority conferred in this Article 9 shall not be exclusive of any other right that any Person may otherwise have or hereafter acquire. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors or officers respecting indemnification and advances, to the fullest extent not prohibited by Delaware Law or by any other applicable law.
(E)
Preservation of Rights. Neither the amendment nor repeal of this Article 9, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the Bylaws, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall adversely affect any right or protection of any Person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).
(F)
Jointly Indemnifiable Claims. Given that certain Jointly Indemnifiable Claims (as defined below) may arise due to the service of an Indemnitee as a director and/or officer of the Corporation at the request of an Indemnitee-Related Entity (as defined below), the Corporation shall be fully and primarily responsible for the payment to the Indemnitee in respect of indemnification or advancement of expenses in connection with any such Jointly Indemnifiable Claims, pursuant to and in accordance with the terms of this Article 9, irrespective of any right of recovery an Indemnitee may have from any Indemnitee-Related Entity. Under no circumstance shall the Corporation be entitled to any right of subrogation against or contribution by an Indemnitee-Related Entity and no right of advancement, indemnification or recovery an Indemnitee may have from any Indemnitee-Related Entity shall reduce or otherwise alter the rights of an Indemnitee or the obligations of the Corporation under this Article 9. In the event that an Indemnitee-Related Entity shall make any payment to the Indemnitee in respect of indemnification or advancement of expenses with respect to any Jointly Indemnifiable Claim, such Indemnitee-Related Entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee against the Corporation, and the Indemnitee shall execute all documents and instruments reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents and instruments as may be necessary to enable such Indemnitee-Related Entity effectively to bring suit to enforce such rights. Each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Article 9(F) and entitled to enforce this Article 9(F).

The term “Indemnitee-Related Entity” means any corporation, limited liability company, partnership, joint venture, trust or other enterprise (other than the Corporation or any other corporation, partnership, joint venture, trust or other enterprise for which the Indemnitee has agreed, on behalf of the Corporation or at the Corporation’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described herein) from whom an Indemnitee may be entitled to indemnification or advancement of expenses in respect of a matter with respect to which, in whole or in part, the Corporation may also have an indemnification or advancement obligation.

The term “Jointly Indemnifiable Claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which an Indemnitee shall be entitled to indemnification or advancement of expenses from both an Indemnitee-Related Entity and the

Corporation pursuant to applicable law or any agreement, certificate of incorporation, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Corporation or an Indemnitee-Related Entity, as applicable.

Article 10.

CORPORATE OPPORTUNITIES
(A)
General. To the fullest extent permitted by law and except as expressly agreed to by a Dual Role Person (as defined below) in a separate instrument signed by a Dual Role Person with the Corporation or any of its Subsidiaries (as defined below) or any of their respective predecessors:
(1)
To the extent provided in this Article 10, the Corporation and its Subsidiaries renounce any interest or expectancy of the Corporation or any of its Subsidiaries or the Corporation’s stockholders in, or in being offered an opportunity to participate in, any Corporate Opportunity (as defined below) about which a Dual Role Person acquires knowledge. To the fullest extent permitted by Delaware Law and subject to Article 10(A)(3), no Dual Role Person or any of such Person’s respective Representatives (as defined below) shall owe any fiduciary duty to, nor shall any Dual Role Person or any of such Person’s respective Representatives be liable for breach of fiduciary duty to, the Corporation or any of its Subsidiaries or any of the Corporation’s stockholders in connection with a Corporate Opportunity (as defined below), and no Dual Role Person or any of such Person’s respective Representatives shall violate a duty or obligation to the Corporation or any of its Subsidiaries merely because such Person’s conduct furthers such Person’s own interest, except as specifically set forth in Article 10(A)(3). Any Dual Role Person or any of such Person’s respective Representatives may lend money to, and transact other business with, the Corporation and its Subsidiaries. The rights and obligations of any such Person who lends money to, contracts with, borrows from or transacts business with the Corporation or any of its Subsidiaries are the same as those of a Person who is not involved with the Corporation or any of its Subsidiaries. No transaction between any Dual Role Person or any of such Person’s respective Representatives, on the one hand, and the Corporation or any of its Subsidiaries, on the other hand, shall be voidable solely because any Dual Role Person or any of such Person’s respective Representatives has a direct or indirect interest in the transaction. Except as specifically set forth in Article 10(A)(3), nothing herein contained shall prevent any Dual Role Person or any of such Person’s respective Representatives from conducting or investing in, independently or with others, any other business, including serving as an officer, director, employee, stockholder, partner or equityholder of any corporation, partnership or limited liability company, a trustee of any trust, an executor or administrator of any estate, or an administrative official of any other business or not-for-profit entity, or from receiving any compensation in connection therewith.
(2)
Except as specifically set forth in Article 10(A)(3), none of any Dual Role Person or any of such Person’s respective Representatives shall owe any duty to refrain from (i) directly or indirectly engaging or investing in, independently or with others, any business activity of any type or description, including those that might be the same or similar activities or lines of business as the Corporation or any of its Subsidiaries or that may compete with the Corporation or any of its Subsidiaries or (ii) doing business with any of the Corporation’s or any of its Subsidiaries’ clients, customers, suppliers or others doing business with it or them. In the event that any Dual Role Person or any of such Person’s respective Representatives acquires knowledge of a potential transaction or matter that may be a Corporate Opportunity for any Dual Role Person or any of such Person’s respective Representatives, on the one hand, and the Corporation or any of its Subsidiaries, on the other hand, such Dual Role Person or Representatives, as the case may be, shall have no duty to communicate or offer such Corporate Opportunity to the Corporation or any of its Subsidiaries, subject to Article 10(A)(3). Dual Role Persons shall have the right to hold any transaction or matter for their own account or to recommend such transaction or matter to Persons other than the Corporation or any of its Subsidiaries, subject to Article 10(A)(3). No Dual Role Person or any of such Person’s respective Representatives shall be liable to the Corporation or any of its Subsidiaries or any of the Corporation’s stockholders for breach of any fiduciary duty by reason of the fact that any Dual Role Person or any of such Person’s respective Representatives pursues or acquires such Corporate Opportunity for itself, directs such Corporate Opportunity to another Person or does not present such Corporate Opportunity to the Corporation or any of its Subsidiaries, subject to Article 10(A)(3).
(3)
If a third party presents an Included Corporate Opportunity (as defined below) to a Person who is both a director (or its equivalent) of the Corporation or a Subsidiary of the Corporation and a Dual Role Person, expressly and solely in such Person’s capacity as a director (or its equivalent) of the Corporation or Subsidiary of the Corporation, and such Person acts in good faith in a manner consistent with the policy that such Included Corporate Opportunity belongs to the Corporation and its Subsidiaries, including disclosing such Included Corporate Opportunity to the Corporation, then such Person (i) shall be deemed to have fully satisfied and fulfilled any fiduciary duty that such Person has to the Corporation and/or Subsidiary as a director (or its equivalent) of the Corporation or Subsidiary of the Corporation with respect to such Included Corporate Opportunity, (ii) shall not be liable to the Corporation or any of its Subsidiaries or any of the Corporation’s stockholders for breach of fiduciary duty by reason of such Person’s action or inaction with respect to such Included Corporate Opportunity, (iii) shall be deemed to have acted in good faith and in a manner that such Person reasonably believed to be in, and not opposed to, the Corporation’s or any of its Subsidiaries’ best interests, and (iv) shall be deemed not to have breached such Person’s duty of loyalty to the Corporation or any of its Subsidiaries and the Corporation’s stockholders and not to have derived an improper personal benefit therefrom; provided that, in all events, a Dual Role Person may pursue such Included Corporate Opportunity to the extent the Corporation shall decide not to pursue or to cause a Subsidiary not to pursue, such Included Corporate Opportunity.
(4)
For purposes of this Article 10:
(i)
“Corporate Opportunity” means any business opportunities related to the business of the Corporation or its Subsidiaries or any business opportunities in which the Corporation or its Subsidiaries may otherwise have an interest.
(ii)
“Dual Role Person” means any of the following, individually or collectively, other than any Person who is an employee of the Corporation or any of its Subsidiaries or any Person that is an affiliate of such employee: (A) any stockholder of the Corporation or (B) any Person elected, appointed or otherwise serving as a director (or its equivalent) of the Corporation or any of its Subsidiaries, and, in each case of clauses (A) and (B), any of such Person’s affiliates (other than, if applicable, the Corporation and its Subsidiaries).

(iii)
“Included Corporate Opportunity” means any business opportunity that the Corporation or any of its Subsidiaries is financially and legally able to undertake that is, from its nature, in the Corporation’s or any of its Subsidiaries’ lines of business, is of practical advantage to the Corporation or any of its Subsidiaries and is one in which the Corporation or any of its Subsidiaries has an interest or a reasonable expectancy, and in which, by embracing such opportunity, the self-interest of any Dual Role Person or their respective Representatives will be brought into conflict with the Corporation’s or any of its Subsidiaries’ self-interest.
(iv)
“Representatives” means, with respect to any Person, the directors, officers, employees, affiliates, general partners and managing members of such Person.
(v)
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the voting interests thereof are at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof; provided that in the case of this clause (b), if a Person has the right to serve as the “manager” (or comparable role) of a limited liability company, partnership, association or other business entity (other than a corporation), such limited liability company, partnership, association or other business entity (other than a corporation) and each of its Subsidiaries shall be deemed to be a Subsidiary of such Person.
(B)
Preservation of Rights. Neither the amendment nor repeal of this Article 10, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the Bylaws, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall adversely affect any right or protection of any Person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).
(C)
Notice of Article. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation (including, without limitation, Common Stock) shall be deemed to have notice of and to have consented to the provisions of this Article 10.
Article 11.

REDEMPTION IN CONNECTION WITH QUALIFIED IPO
(A)
In connection with a Qualified IPO, the Board of Directors is hereby authorized, by notice to all stockholders of the Corporation as provided in Article 11(B), to cause the redemption by the Corporation of up to 25% of the shares of Common Stock held by each stockholder of the Corporation (such percentage, as determined by the Board of Directors, the “Redemption Percentage”), at a price per share equal to the net proceeds per share of Common Stock to the Corporation, after payment of underwriting discounts and commissions, in the

Qualified IPO. The time of the consummation of such redemption shall be immediately prior to the closing time of the Qualified IPO (the “Redemption Date”). The Corporation shall apply all of its assets to any such redemption, and to no other corporate purpose, except to the extent prohibited by Delaware Law governing distributions to stockholders.
(B)
The Corporation shall send written notice of such redemption (the “Redemption Notice”) to each stockholder of the Corporation not less than five (5) Business Days prior to the expected Redemption Date. The Redemption Notice shall state:
(i)
the Redemption Percentage; and
(ii)
the expected Redemption Date.

The term “Qualified IPO” means an IPO whereby the Corporation (or any successor) and/or the selling stockholders, as applicable, shall receive at least $100.0 million in aggregate gross proceeds from the sale of Common Stock, before giving effect to any underwriting discounts and commissions and related offering expenses.

The term “IPO” means the consummation of the first public offering and sale of Common Stock by the Corporation (other than on Form S-4 or Form S-8 or any similar or successor form), pursuant to an effective registration statement under the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations (the “Securities Act”).

The term “Business Day” means any day other than a Saturday, Sunday or day on which commercial banks in the State of New York are authorized or required by applicable law, rule or regulation to close for business.

Article 12.

STOCKHOLDERS AGREEMENT

For so long as the Stockholders Agreement is in effect, any Person who hereafter acquires (whether pursuant to an issuance by the Corporation, a transfer by a stockholder or otherwise) shares of Common Stock or any other equity securities of the Corporation who is not already a party to the Stockholders Agreement shall be required to deliver a properly executed Joinder (as defined in the Stockholders Agreement) to the Corporation as a condition to the effectiveness of such acquisition, and any acquisition in which the acquirer of Common Stock or other equity securities of the Corporation does not deliver such a Joinder (if applicable) shall be void ab initio. For so long as the Stockholders Agreement is in effect, the provisions of the Stockholders Agreement shall be incorporated by reference into the relevant provisions hereof, and such provisions shall be interpreted and applied in a manner consistent with the terms of the Stockholders Agreement.

Article 13.

AMENDMENTS

Subject to such limitations as may be from time to time imposed by other provisions of this Amended and Restated Certificate of Incorporation, the Stockholders Agreement and subject to the rights of any holders of Preferred Stock as may be provided in any certificate of designations relating to such Preferred Stock, the Corporation reserves the right to amend this Amended and Restated Certificate of Incorporation in any manner permitted by Delaware Law and except as otherwise specifically provided herein or by Delaware Law, all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation.

Article 14.

EXCLUSIVE FORUM
(A)
Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery does not have subject matter jurisdiction, another state court sitting in the State of Delaware or, if and only if neither the Court of Chancery nor any state court sitting in the State of Delaware has subject matter jurisdiction, then the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, or a claim of aiding and abetting any such breach of fiduciary duty, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of Delaware Law or this Amended and Restated Certificate of Incorporation or the Bylaws (in each case, as they may be amended from time to time), (iv) any action to interpret, apply, enforce or determine the validity of this Amended and Restated Certificate of Incorporation or the Bylaws, (v) any action asserting a claim governed by the internal affairs doctrine or (vi) any action asserting an “internal corporate claim” as that term is defined in Section 115 of Delaware Law. The choice of forum provision set forth in this Section (A) of this Article 14 does not apply to any actions arising under the Securities Act or the Securities Exchange Act of 1934, as amended.
(B)
Unless the Corporation consents in writing to the selection of an alternative forum, the federal district court for the District of Delaware shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against the Corporation or any director or officer of the Corporation.
(C)
Any Person purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article 14.
Article 15.

MISCELLANEOUS AND SEVERABILITY

The Corporation expressly elects not to be governed by Section 203 of Delaware Law.

If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (A) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and

Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (B) to the fullest extent permitted by applicable law, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer on this 18th day of December, 2023.

SUPERIOR ENERGY SERVICES, INC.

By:	/s/ Brian K. Moore
Name: Brian K. Moore
Title: Chief Executive Officer

[Signature Page to Second Amended and Restated Certificate of Incorporation of Superior Energy Services, Inc.]